Exhibit 99.1

The Evolution of the eRUF in Collaboration with Siemens Corporate Technology and LTC/Gaia

The research organization of Siemens (Corporate Technology) is working intensively on the topic of electro mobility, which could become part of its environment portfolio, with 19 billion Euros already contributing a mere 25% of total revenue. The demands made on the electric vehicle and the design of the power network infrastructure play a decisive role. Topics being investigated include, among others, energy generation and distribution, traffic and energy management, smart metering, power electronics, software and sensor technology and of course electric drive train systems, and the recovery and storage of energy. Within the scope of this research, Siemens Corporate Technology has developed an integrated system consisting of a motor/generator, power electronics and an interface with a battery connection for electrically powered cars.

The fundamental ideas that led RUF Automobile GmbH to develop an electrically driven vehicle came from Alois Ruf. The head of the  automobile manufacturer from the Bavarian town of Pfaffenhausen had a vision of a simple energy transfer concept: his hydroelectric power plants, which feed 35 million kW hours of electricity per annum into the Germany electrical network, could also propel the eRUF.

The symbiosis of three leading companies – Siemens as a leader in the electric industry, RUF in the automobile industry and LTC/Gaia manufacturer of large format cylindrical Li Ion battery cells and battery systems - will leverage the best possible synergies for the future of electro mobility.

Siemens Corporate Technology has developed an adapted power train for the eRuf “Greenster”. A preliminary version of the concept for the innovative eDrive from Siemens will already be on display in Geneva. While the vehicle to be presented in Geneva is still equipped with a central motor with a power output of 270 kW and 950 Nm torque, the following version will be produced as a small series with Ruf as a double-motor concept with the innovative integral eDrive. As such, the eRUF will be the world’s first electric vehicle fitted with a bi-directional network connection, which – without the otherwise necessary additional recharging electronics – is capable to be recharged in less than an hour at a 400-volt power outlet – and can use the same power outlet to feed energy back into the power network if required. The small series planned on the basis of this concept by RUF Automobile is expected to hit the streets in 2010.

LTC/Gaia supplied a battery pack, of 45 Ah cells. The battery pack consists out of several identical modules, which are build into the motor compartment of the vehicle.

Technical dates of the eRUF Greenster, status as of March 2009

•	Open body version with removable roof and “soft” rear window and safety roll bar

•	Forged 19” aluminium five-spoke wheels

•	Brake system with ceramic brake disks in the front and the rear

•	Drive train by Siemens AG

•	Mid engine with an output of 270 kW and a torque of 950 Nm

•	Reduction gear unit 2:1, full electronic forward and reverse gear selection

•	Li Ion batterypack of LTC/GAIA

•	Total weight: 1695 kg

•	Performance:

a.	0 – 100 km/h: approx. 5 sec.

b.	maximum speed: 250 km/h.

c.	reach: 250 km; with enlarged battery block: 320 km

On LTC: LTC is a global manufacturer of large format cylindrical Li Ion cells and a global provider of power solutions for diverse applications. LTC is specially well positioned in the fast growing markets of hybrid electric and electric vehicles.

Safe Harbor for Forward-looking Statements:
The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.

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